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EXPLANATORY NOTE

The purpose of this Schedule 14A is to file the transcript of the Telephone and Data Systems, Inc. (“TDS”) first quarter 2013 earnings conference call on May 3, 2013, for use on and after May 6, 2013.

IMPORTANT INFORMATION:  TDS and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of TDS in connection with TDS 2013 annual meeting of shareholders.  Information regarding TDS directors and executive officers and other participants that may be soliciting proxies on behalf of the TDS board of directors and their respective interests in TDS by security holdings or otherwise is set forth TDS’s definitive proxy statement relating to its 2013 annual meeting, as filed with the Securities and Exchange Commission ( “SEC”) on April 19, 2013.  The 2013 proxy statement, other solicitation material and other reports that TDS files with the SEC, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov  or from TDS as provide on its website at www.teldta.com.  TDS SHAREHOLDERS ARE ADVISED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER SOLICITATION MATERIAL FILED BY TDS IN CONNECTION WITH THE TDS 2013 ANNUAL MEETING OF SHAREHOLDERS BEFORE MAKING ANY VOTING DECISION BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ELECTION OF DIRECTORS OF TDS.

The registrant is filing the below written material for use on and after May 6, 2013:

                May 3, 2013 / 9:30AM, TDS – Q1 2013 Telephone Data Earnings Conference Call

                                                                                                                                                                FINAL TRANSCRIPT

Company Participants

• Jane W. McCahon

• Kenneth R. Meyers

• Mary N. Dillon

• Steven T. Campbell

• Vicki L. Villacrez

• David C. Kimbell

Other Participants

• Simon Flannery

• Michael I. Rollins

• Philip A. Cusick

• Sergey Dluzhevskiy

• Ric H. Prentiss

• James G. Moorman

MANAGEMENT DISCUSSION SECTION

Operator

Greetings, and welcome to the TDS and U.S. Cellular First Quarter Results Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Jane McCahon, Vice President, Corporate Relations for TDS. Thank you, Ms. McCahon. You may begin.

Jane W. McCahon

Thank you, Melissa. Good morning and thank you if joining us. I want to make you all aware of the presentation we've prepared to accompany our comments this morning, which you can find on the Investor Relations sections of the TDS and U.S. Cellular websites.

With me today in offering prepared comments from TDS, Kenneth R. Meyers, Executive Vice President, Chief Financial Officer; from U.S. Cellular, Mary Dillon, President and Chief Executive Officer; Steve Campbell, Executive Vice President and Chief Financial Officer; and from TDS Telecom, Vicki Villacrez, Vice President, Finance and CFO.

This call is being simultaneously webcast on the Investor Relations section of the TDS and U.S. Cellular websites. Please see the websites for slides referred to on this call including non-GAAP reconciliations.

Turning to slide two, the information set forth in the presentation and discussed during this call contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. Please review the Safe Harbor paragraph in our release and the more extended version included in our SEC filing.

Shortly after we released our earnings and before this call, TDS and U.S. Cellular filed SEC form 8-K including the press releases we issued this morning and pro forma financial statements reflecting the deconsolidation of New York 1 and 2 and the divesture transactions. Both companies have filed their Form 10-Qs.

We'll be hosting our annual analyst day at CTIA in Las Vegas on May 22nd and we also invite you to join us or listen to the webcast of our annual meetings. U.S. Cellular's is on May 14th and TDS' is on May 24th. We would also ask that our shareholders support our extremely qualified fleet of Director Nominees at both TDS and U.S. Cellular.

As always, please keep in mind that TDS has an open door policy. So, if you are in the Chicago area and would like to meet with members of the management teams from TDS Corporate, U.S. Cellular, or TDS Telecom, Investor Relations team will try to accommodate you calendars permitting.

Now, I would like to turn the call over to Ken Meyers.

Kenneth R. Meyers

Thank you, Jane. Good morning and thank you for joining us today. I will use slide five to make a few points at the beginning of today's presentation, and then turn it over to the rest of the team.

We have a lot to share with you this morning. The bottom line is we're making good progress on many fronts. First, the Sprint deal is marching towards close and is now expected to close this quarter in the second quarter of 2013, which is slightly earlier than originally planned.

Second, we're continuing to move forward with our 4G LTE rollout in migration of our customer base to 4G smartphones. In fact, as Mary will cover, we are increasing our investment in 4G LTE to deploy some of it on our 850 megahertz spectrum building roaming potentials and enabling new devices.

Third, planning around our Baja acquisition is on-track and we recently added a new Executive, Mark Barber to the team who brings 32 years of cable experience. We have successfully launched a pilot of our new billing system at U.S. Cellular and we're starting to see some success from selling cloud services through Vital, the solution provider we acquired late last year. Also, we continue to work on value building options for the towers and spectrum assets that we retained in the divesture markets.

Finally, as you saw in early April, in the process of negotiating a 700 megahertz lease with Verizon in New York 1 and 2, we trigged a change in accounting under GAAP. This change requires us to deconsolidate the results of New York 1 and 2 in our financials beginning in the second quarter.

Steve will provide additional detail on how this flows through our financial statements and guidance, but let me repeat that it has no impact on our ownership interest in these profitable markets or their contribution to our bottom line.

We announced earlier this year that we will be using adjusted income before taxes as a metric for guidance. This is income before depreciation, amortization, and accretion, and it excludes any gain or loss on the sale of business or other exit costs, interest and income taxes. This metric brings visibility to the earnings of all of our assets, including our investments in Los Angeles, Oklahoma City, and now New York 1 and 2.

Before turning the call over to Mary, let me try to clarify what's going on with guidance and specifically, how the accounting and timing of the divesture transaction is impacting results.

First, with respect to guidance. We have updated our forecast related to the divesture transaction close date. We now expect it to close an earlier date than when we issued our original 2013 full-year guidance back in February.

Accordingly, our revised 2013 guidance related to both service revenues and adjusted income before income taxes includes reductions to account for the fact that we will own and include the financial results of these divesture markets to for a shorter duration in 2013 than expected in our original guidance.

Separately, we have been and will be recognizing amount in the financial statements line item labeled gain/loss sale and sale of business and other exit cost related to the divesture transaction. This amount is excluded from our non-GAAP profitability measure adjusted income before income taxes, for which we provide full-year 2013 guidance and therefore, this financial statement item does not impact our 2013 guidance.

In accordance with GAAP, we expect to recognize a net gain on the divesture transaction from the period beginning in the fourth quarter of 2012 when we entered into the transaction through 2014 when we expect to have the impacts of the transaction fully recorded, including the network decommissioning costs. Through the end of the first quarter of 2013, on a cumulative basis, TDS and U.S. Cellular have recognized $31.6 million of losses related to the transactions so far, including $7.1 million of losses in the first quarter of 2013.

We expect to recognize a large gain in the second quarter of 2013 upon the close of the transaction. After the second quarter of 2013, we will continue to recognize gains and losses on the divesture transaction through 2014.

I know it's confusing, but in summary, we expect to recognize a total gain on the sale of the business and other exist costs in the range of 289 million to $324 million for TDS and $229 million to $264 million for U.S. Cellular. This net gain has been and will be recognized from the period of fourth quarter of 2012 through 2014 with the majority of the net gain being recognized in the period when the transaction closes, which we expect to be second quarter of 2013.

Lastly, the divesture transaction has caused us to accelerate depreciation of certain property, plant and equipment, and accelerate accretion on certainty asset retirement obligations. This has caused increased depreciation, amortization, and accretion expense beginning in the fourth quarter of 2012, affecting the first quarter of 2013, and expected to continue at increased levels through the fourth quarter of 2013. This is a non-cash expense and it does not impact your 2013 guidance. At a high level, I hope that helps explains a couple of the moving parts.

Now let me turn the phone call over to Mary Dillon. Mary?

Mary N. Dillon

Thank you, Ken. First, let's take a moment to look at slide seven to review key takeaways from the first quarter. Our year-over-year gross ad growth continued in the first quarter, albeit at a slower pace than 2012. Early in the quarter, we felt some impact from the delays in tax refunds and the expire ration of the temporary reduction in payroll taxes, but experienced stronger results in the subsequent months, ending the quarter with postpaid gross ads up 1% in our core market.

Continuing elevated churn led to postpaid net losses of 32,000 in our core markets. This was offset by prepaid growth resulting in total retail subscribers at a slight decline of 1,000 for the quarter.

Now, importantly we made significant progress against our strategic priorities in many ways in the first quarter. We continue to receive third-party recognition for our outstanding network and differentiated customer experience.

J.D. Powers & Associates awarded us with the highest quality in the North Central region for the 15th consecutive time. Also, U.S. Cellular was named by PC Magazine's Readers Choice for Best Mobile Carrier, with highlights around overall satisfaction, network reliability, speed and coverage.

Secondly, in our efforts to expand distribution, we continue to benefit from our distribution at Wal-Mart and are pleased to reach an agreement to offer U.S. Cellular postpaid products and services at select Sam's Clubs in our footprint.

We continue to also make strong progress in providing our customers with a wide variety of compelling devices in Q1 led by Samsung GS3 and Note II and Motorola Electrify M. Our connected devices continue to grow with the addition of Samsung Note Tablet and strong sales of our LTE hotspot.

We also saw continue adoptions of smartphones with penetration increases to 43% in our core markets. More importantly, this has come through the sales of wide selection of 4G LTE devices and while this increases our loss in equipment sold, it further lowered our expected capital spending on legacy networks.

Our efforts to communicate our brand promise continue to improve. Our Hello Better marketing campaign has been in market for nine months and continues to exceed industry benchmarks for breakthrough and branding. Our actions to effectively manage our upgrade rate resulted in a decline in our core markets from 9.64% in the first quarter of 2012 to 8.37% in the first quarter of 2013.

We also successfully converted our first wave of customers onto our new billing and operational support system. We remain on track to complete this critically important project this year and it will enable us to launch new products and services such shared data later this year, and enable significant savings and benefits go forward.

And finally, we made progress with our transaction to sell certain underperforming markets in the Midwest to Sprint. We continue to believe this transaction will enable us to be stronger, more focused and, over time, more profitable. We've received regulatory approval and expect to close the transaction this quarter.

Now while we're pleased with the results of these transactions and many others we have taken across the business, we also need do more to ensure we're attracting and retaining customers, growing our postpaid customer base, and reducing costs. So, in addition to our other strategic priorities, we've made a decision that we leave believe will help us to grow our customer base over time. We signed a contract with Apple to begin to provide Apple products later this year.

As we disused on previous calls, our postpaid churn has been unexpectedly elevated for several quarters, and while we've taken a variety of actions to reduce this, we know that a high portion of this churn is driven by not offering Apple products.

Now importantly, we're comfortable moving forward with this relationship because we have an LTE solution. In order to offer these and a variety of other devices, as well as to better enable future roaming arrangements, we will begin refarming some of our 850 spectrum for 4G LTEs sooner than we had expected. We intend to have the band 5 LTE solution built and nearly matching our [indiscernible] network later this year. This is an investment that has many future benefits versus future investment in our 3G network. You'll see this reflected in an increase for our CapEx guidance for the year. Additionally, this relationship will have a short-term impact on our margins, which Steve will detail in updated operating income guidance.

 Before I turn the call over to Steve, let me recap our strategic priorities shown on slide eight for the remainder of 2013. We plan to accelerate growth by expanding our device lineup and providing structural and innovative customer services that incurs loyalty and advocacy. In fact, we are among the first carriers to launch the Samsung Galaxy S4, earlier this, several weeks ahead of the announced launched timing of our largest competitor.

Additionally, we'll be launching a home phone replacement product later this year to drive incremental revenue with existing customers and attract new customers. We'll continue to drive growth with business customers as well. Just yesterday, we launched Celebrating Small, our fully integrated small business marketing and sales campaign. It was creative from insights about entrepreneurs; the programs gives SMB customers greater flexibility to tailor their plans, devices and data needs by line, a completely revamped web experience, industry specific app suggestions and many other features that will help us build penetration in this important segment.

We've coupled this with the renewed sales program and we're confident we'll have success attracting and retaining these important customers. We'll continue to enhance and integrate our channels to improve sales of service delivery and create more opportunities to be where customers shop and will drive smartphone penetration in ARPU with the 4G LTE network expansion in devices. We'll also take a step forward – an important step forward in positioning U.S. Cellular for significant operational efficiencies as we implement our new billing and operational support system.

Lastly, we'll continue our efforts to reduce complexity and cost across the company. We're actively examining our entire operating expenditure base to find ways to continue to become more efficient, while still delivering an exceptional customer experience. In conjunction with these efforts, we began the implementation of a number of organizational changes that will result in a modest reduction in our workforce.

And now I'll turn to over to Steve who will walk you through our first quarter results in more detail and outline our financial expectations for this year.

Steven T. Campbell

Thank you, Mary, and good morning everyone. U.S. Cellular's core market results for the quarter reflect the trends that we've seen over the past several quarters. We improved retail gross additions, but are still challenged with retaining customers in this extremely competitive market. Prepaid gross and net additions continued to improve significantly due to the success of our new prepaid offering through Wal-Mart.

As shown as slide nine, postpaid gross additions in the core markets were 184,000, up 1% from 182,000 last year. However, postpaid churn also increased, resulting in a postpaid net loss of 32,000 customers for the quarter. Prepaid net additions in the core markets were 31,000, up significantly from last year. In total retail, net loss in the core markets were 1,000 compared to 16,000 last year.

Next, we're showing you the trends in smartphone sales, penetration, and postpaid ARPU in our core markets. During the first quarter, we sold 449,000 smartphones which represented 62% of total devices sold. This compares to the first quarter of 2012 when we sold 364,000 smartphones or 54% of the total units sold.

340,000 or 76% of the smartphones sold this quarter were 4G LTE devices. And smartphones now represent 43% of our postpaid subscriber device compared to 34% for the same period last year.

As we've disused before, while the overall costs to subsidize smartphone, especiallym the 4G devices is greater, we expect that the higher ARPU from smartphone users, as well as the migration of data usages off of our 3G network onto our 4G LTE network will benefit our results over time. As you can see on the graph at the far right, postpaid ARPU generally has continued to trend up over the past several quarters, increasing 2% over last year.

Turning now to our financial performance, first, service revenues in the core markets. First quarter service revenues were $899 million, down just slightly from 913 million last year. Retail service revenues were $794 million, an increase of 1% with build ARPU growing 1% year-over-year.

Inbound roaming revenues decreased 16 million or 21% year-over-year to 61 million, driven by lower negotiated rates, which also caused a similar reduction in roaming expenses. An increase in inbound data usage was offset by lower inbound voice usage, lower rates for both data and voice, and the loss of some roaming revenue from a market that we sold in 2012.

Looking out into the future, we expect continued growth in data roaming usage, both inbound and outbound, but both lower revenues and lower expenses due to significantly lower rates. In the first quarter, ETC revenues declined about $9 million due to the phase out of the universal service funding support. As you'll recall, such support is being phased out at the rate of 20% per year beginning in July 2012.

For the total company, including both core and divestiture markets, service revenues were $996 million, down about 3%. About half of the decrease occurred in the core markets as I just described, and the other half was in the divesture markets. In the divesture markets build revenue has declined as customers in those markets are now turning off at higher than our average rates.

System operation expense of $216 million decreased $17 million or 7% year-over-year. This was primarily due to a decline in roaming expense of $13 million as higher off-net usage was more than offset by lower rates, and the data usage continues to grow rapidly, we have implemented a number of measures that have been effective in minimizing the impact on our expenses.

Loss on equipment for the quarter was $156 million, up 38 million or 32% from last year, primarily as a result of increased smartphone sales and higher costs related to 4G LTE devices. Average loss per device sold increased 30% year-over-year, due primarily to the shift in the mix of devices sold to smartphones that I mentioned earlier from 54% to 62% and in total we sold 13% more smartphones than we did a year ago.

We expect equipment pricing will continue to be very aggressive across the industry and that our costs will be impacted by this continuing shift in mix to smartphones, the continuing introduction of 4G LTE devices throughout the year, and the introduction of Apple products later in the year.

Keep in mind that we are selling 4G devices in our 3G markets so that we can capture the savings immediately as we continue to launch 4G service in those markets As we successfully migrate more customers to 4G, we expect lower capital expenditures for our legacy networks.

SG&A expenses of $420 million were down 5% due to our ongoing efforts to tightly manage these expenses.

Operating income for the quarter was 1.5 million. This reflects $45 million of expenses related to the divesture transaction. Excluding these divesture-related expenses, operating income was $46 million which represents a decline of about 39 million from the $85 million recorded for 2012. A major factor in the decline was higher loss on the equipment, which as I just mentioned, was up 38 million or 32% from the year ago quarter. Changes in revenues and other expense line items partially offset it.

On slide 13, we show the details of the divesture related items that impacted operating income in the first quarter. The biggest item at $38 million is depreciation, amortization and accretion. As Ken mentioned earlier in his comments, the divesture transaction has caused us to accelerate depreciation of property, plant and equipment, and accelerate accretion on our asset retirement obligations.

We also incurred $7 million of employee-related, contract termination and other costs, which are reported in loss of sale of business and other exit costs in the statement of operations.

As shown on the next slide, total investments and other income net for the quarter was $16.6 million, including earnings of approximately $21 million related to our interest in the Los Angeles partnership, up from $17 million last year.

 Net income attributable to U.S. Cellular shareholders totaled $4.9 million or $0.06 per diluted share versus 62.5 million or $0.73 per share in 2012.

The effective tax rate for the first quarter this year was 40.8% compared to 27.1% last year. Net rate was lower last year due to benefits related to the expiration of the statute of limitations for certain tax years and a correction of state deferred taxes.

For the first quarter, we generated cash flow from operating activities of $224 million, down from 257 million last year. Cash used for additions to property, plant, and equipment in the quarter was $151 million, reflecting significant expenditures related to our 4G LTE network, as well as for our multi-year enablement initiatives, primarily our billing system conversion.

Free cash flow for the quarter was $73 million compared to 48 million in the prior year quarter. As you can see in the press release, our balance sheet remains very sound and we have significant liquidity and financial flexibility, together with expected cash flow from operations and funds available under our revolving credit facility to meet our financing needs for the foreseeable future. At March 31st, cash in short-term investments totaled $530 million and we have about $300 million of unused borrowing capacity under our revolving credit agreement.

Next, I'd like to review our updated guidance for the full year 2013. As shown on slide 15, we are providing visibility for estimates for our core markets, as well as to what we expect the divesture markets to contribute through the close.

I'll walk you through our estimates through our core markets next, which is where we'll be most focused going forward. For service revenues, we have lowered our estimate by $125 million and are now forecasting a range of $3.475 billion $3.575 billion. This change has been made primarily to reflect the deconsolidation of the New York 1 and 2 markets and lower subscriber growth so far this year, offset by a small increase expected from the sale of Apple products late are in the year.

Adjusted income before income taxes is now being provided, as Ken highlighted earlier, to provide visibility to the profitability of all of our assets, including our investments and partnerships such as Los Angeles, Oklahoma City, and now New York 1 and 2. We had provided numerous reconciliations to help you understand this composition.

I do want to call out how we treat the indirect costs that had previously been allocated to the divesture markets. In order to provide the most accurate picture of what our results will look like after the divesture deal closes, the estimated results for the divesture markets include only the direct costs related to those markets. A significant amount of indirect costs previously allocated to the divesture markets will continue for a period of time, and accordingly, are include in the estimated results of the core markets.

Our intent is to reduce those expenses and align our overall expense structure with our smaller size, but that will not happen overnight. So, for the core markets, we have lowered our guidance for adjusted income before income taxes by $205 million, a major factor in the reduction is higher loss on the equipment and other expenses related to offering Apple products later this year.

Other factors include both lower subscriber growth and higher loss on equipment overall so far this year, as well as an adjustment of approximately $30 million to reflect the deconsolidation of the New York 1 and 2 markets.

As we disclosed, our ownership interest in these markets, and therefore, their contribution to net income remains unchanged. This is purely a change in the geography on the financial statements. For capital expenditures, we are increasing our guidance by $130 million to reflect the cost of growing out 4G LTE technology on some of our 850 megahertz spectrum.

As Mary mentioned earlier in her comments, this deployment will support the sale of Apple products later this year, as well as enable potential future 4G LTE roaming arrangements. Also incorporated into this forecast is a reduction due to the de-consolidation of New York one and two of approximately $25 million, and a further reduction in our spending on our legacy networks due to the success we've had migrating customers from 3G to 4G.

For the divesture markets, we've adjusted our guidance to reflect our -- of an earlier closing date, as Ken mentioned earlier, as well as the cost reduction actions that we've been taking in those markets.

And now I'll turn the call over to Vicki Villacrez.

Vicki L. Villacrez

Thank you, Steve. Good morning. Before discussing the results of operations, let me first touch on each of our primary initiatives shown on slide 18. With respect to IPTV, we provide service in ten markets as of March 31st, and pass approximately 75,000 service addresses, up from approximately 65,000 at year-end.

We continue to expand IPTV to new markets, but at a rate slower than 2012, as our primary focus is on expanding our service and our current ten IPTV markets and driving up penetration. We are excited about our IPTV service which is meeting our high expectations for customer take rates. Over 90% of these customers select an expanded package and 40% are purchasing the highest tiered products we are offering for both internet speeds and channel packages. Additionally, 95% of our TDS TV customers are taking all three of our services, video, data and voice.

We continue to make excellent progress on our broadband stimulus projects. Construction is underway on 41 of the 44 projects for which we are receiving stimulus funding, and we should turn up services in the majority of these markets throughout 2013.

When we have completed these projects, approximately 97% of our ILEC access lines will have broadband access. Our HMS business is making solid progress towards becoming the end-to-end solution provider for our midmarket customers' IT needs. Vital, which we acquired in June of 2012, has begun to leverage its trusted IT advisor status with customers to gain traction in selling reoccurring services such as our enterprise class ReliaCloud offering.

We're also encouraged by the sales pipeline so far this year, particularly with respect to our hosted application management service and would expect that to translate into increasing revenue as we move through 2013.

And lastly, in February, we announced an agreement to acquire substantially all of the assets of broadband, Baja Broadband LLC. Everything is proceeding on track and we continue to expect the acquisition to close in the third quarter.

As shown on slide 19, on a consolidated basis, revenues are up over 6% on the effects of the Vital acquisition, which is included in our Hosted & Managed Services segment. Cash expenses were up 11% for the period. Again, this is primarily due to the Vital acquisition which includes transition costs. Overall, adjusted income before income taxes declined 6%, reflecting the decline in high margin regulatory revenue.

Turning to slide 20, I will discuss the ILEC and CLEC results on a combined basis. We have continued growth in our broadband IPTV and managed IP broads, however, this growth has not been quite strong enough to offset the losses in our legacy voice products, but the decline in total connections is slowing.

Residential revenues declined 2% due mainly to a reduction in our CLEC residential connection. We saw a 2% increase in commercial revenue growth driven by growth and managed IP. As expected, wholesale revenues declined as a result of changes in regulatory recovery due to the Reform Order, lower wholesale, and the continued decline in interstate minutes of use.

As we've discussed previously, the FCC Reform Order was issued in November of 2011, while portions of the order are still forthcoming and the impacts are unknown. The portions that have been settled will reduce revenues and adjusted income before income taxes in 2013.

The impacts of the Reform Order, along with other declines in wholesale revenues are forecast to reduce adjusted income before income taxes by 10 million to 12 million in 2013. This has been incorporated into our guidance.

Turning to slide 21, ILEC residential broadband connections increased 1% year-on-year, adding to an already high penetration rate to reach 66% of primary residential lines at the end of the period. 73% of these customers are taking speeds of five megabits or greater, up 65% from a year ago, and 29% are taking speeds of 10 megabits or greater, up from 20%.

With the upgrade to super high speed data for IPTV, we have enabled approximately 25% of our residential service addresses for speeds of 25 megabit or greater and are moving customers to these higher speeds. Residential broadband ARPU has trended upward to nearly $39 as migration to higher speed services offset competitive pricing pressures.

On slide 22, we continue to emphasize our triple-play bundle, voice, data, and video. With video offered through DISH Network, an increasingly through our own IPTV service, TDS TV, triple-play subscribers now represent nearly 32% of our ILEC residential customers. Churn on our triple-play customers continues to remain very low. 71% of our residential customers are on a double or triple-play bundle, which is up from 68% from last year.

Churn for double-play customer, while not as low as a triple-play, is still significantly lower than churn with a single service.

On the commercial side, ILEC and CLEC together, slide 23, we saw 60% growth year-over-year in our flagship commercial voice and data communication solutions called managed IP, which out paced our losses in legacy physical access lines and data connections.

Turning to the HMS segment on slide 24. Acquisitions increased revenues by 16.9 million and cash expenses by 17.2 million, which includes transition costs. Adjusting for the affects of acquisitions, organic growth was 6% for the quarter, with growth and co-location and managed services revenue. We have been positioning for future growth by investing in the infrastructure, support systems and development of new products and services causing margins to be lower.

On a consolidated Telecom basis, we continue to focus on improving our cost structure. Total cash expenses excluding the impacts of the vital acquisition, decreased 1%. As shown on slide 25, our 2013 guidance is unchanged from our year-end call. As a reminder, we will not update 2013 guidance for the Baja acquisition until it closes.

Now I'll turn the call over to Jane.

Jane W. McCahon

Thanks, Vicky. Melissa, we can now open up the call for questions.

QUESTION AND ANSWERS

Operator

Our first question comes from the line of Simon Flannery with Morgan Stanley. Please proceed with you're question.

Simon Flannery

Great, good morning. Thank you. Congratulations on the Apple deal. Couple of questions. First on the Apple deal, I think in the Q you're highlighting a $1.2 billion three-year commitment. I just wanted to understand how we should think about that in proportion of smartphone sales? How you got comfortable with your ability to deliver that number? And you talked before that economics being unattractive, what's changed there?

And then T-Mobile has, obviously, revamped their go-to-market strategic on a number of directions, increasing competition. I wondered if you had any thoughts on sort of how the competitive environment is trending and whether you would ever consider some of this installment financing type options for your customers? Thanks.

Mary N. Dillon

Thank you, Simon. Thank you for your questions. In terms of getting comfortable with that, certainly, as we look at our business over the last several quarters as we've discussed, we've experienced elevated turn and we know that a portion of that -- a significant portion of that is related to not carrying the iPhone and as we know that 85% of the customers who have left us for the iPhone in fact are quite satisfied with us as a carrier and overall experience.

So as we look at the upside growth potential that we have in terms of smartphone in our base, the continued demand for the iPhone in the marketplace, the fact that we know there's demand with our customer base to carry the iPhone, we're confident and comfortable with the estimated range of that commitment.

In terms of the -- what's new about this, is frankly probably the newest aspect is that now we have an LTE solution in order to offer these products and that allows us to move forward with less investment, if any, in our legacy network and we think that makes more economic sense for us.

In terms of the competitive environment, there certainly is a lot going on, that may be the understatement of the year. And as we look at T-Mobile, for example, there's interesting things they're doing on their business model.

Everybody is working through different ways to think about subsidies or watching and monitoring, and certainly doing some of our own experimentation as well.

Simon Flannery

Great. Thank you.

Operator

Thank you. Our next question comes from the line of Michael Rollins with Citi. Please proceed with your question.

Michael I. Rollins

Thanks for taking my questions. First question is that you weren't very specific with the timing for the deploying the iPhone in your handset lineup for customers. Are there certain things that have to happen first that could either accelerate or delay the launch timing of the iPhone?

And then the second question, can you mention that you are potentially going to close the divesture sooner than you anticipated. Can you talk about how you're thinking about the use of that cash potentially and when investors should expect an update on the directions of what the company has decided on that front? Thanks.

Mary N. Dillon

Sure, Mike. The only reason we're not being specific as to the timing is we're never specific about launches prior to when we're closer to the launch, so that is really the reason for that. In terms of the closing of the deal, yes, we're absolutely at Board-level discussion and when the deal closes, we'll make a decision with our Board about the use of those proceeds and go from there.

Michae I. Rollins

Is that something that investors should expect relative close proximity from once the transaction is closed determining the use of that cash, or do you think there could be a few months delay in terms of just thinking through those mechanics? Thanks.

Mary N. Dillon

Ken, would you like to jump in on that?

Kenneth R. Meyers

Yeah, Mike, as we've talked in the past, we have been and we continue to work with the Board on various strategic alternatives for it. I am not in a position to speak for exactly when the Board is going to make a decision, as much as to say we have been working with them. We're aware of the acceleration of the close of this transaction and have continued to work with them, and we hope to be out there very timely with information.

Michael I. Rollins

Thanks.

Mary N. Dillon

Mike -- if you don't mind, Mike, I want to add one other thing on your question about timing. Our network will be ready for the launch whenever we're ready to launch, so that's not a concern.

Michael I. Rollins

I mean, you are saying that network, is that the LTE upgrades that you have to make or is that just a capacity qualification?

Mary N. Dillon

That's really the re-farming of our band size spectrum and that's in process.

Michael I. Rollins

Thank you.

Operator

Thank you. Our next question comes from the line of fill Phil Cusick with JP Morgan. Please proceed with your question.

Philip A. Cusick

Hi. Thanks. So not to beat the dead horse here. But Ken, you and I spoke 1.5 year to two years ago and the discussion was that the iPhone was too expensive and didn't make any sense for the company. At this point, do you feel like its price point has come down? Is the pain threshold just too high? And then on the LTE side, you mentioned that, Mary, but are you also going to hold -- going to be carrying the CDMA only versions? Thanks.

Kenneth R. Meyers

So, I'll try the first part of that. I think Mary already answered it, Phil, and that is we look at economics. It is the cost of any subsidy, but it's also the network and the fact that we are refarming 850 LTE in advance so that we can have LTE capacity for this and have a long road with LTE as opposed to the shorter life of CDMA has a dramatic effect on how we think about this.

Mary N. Dillon

Great. And then Steve, do you want to comment on the second part of those questions.

Steven T. Campbell

Yes, Ron, CDMA, certainly we're working with Apple. We don't have any specifics on the exact devices that we're offering, but obviously the trend in the marketplace is more towards LTE devices, so that's what we're building our entire vision and future of our business around.

Philip A. Cusick

Okay, I just wanted to understand that it's really the LTE devices that you would be selling, not the CDMA to go along with Ken's point. And then separately, can you give us an idea on the interest level on the towers in those divested markets? Thanks.

Kenneth R. Meyers

This is Ken. We are in the early stages of that work, but we are optimistic that there is real value in both the 500 and some towers that we are retaining as a result of the divesture transaction, as well as the spectrum that is no longer strategic, given that it's not -- you won't have operations underneath it. Those are two Avenues that we continue to work down and with the expectation of having results to discuss by the end of the year.

Philip A. Cusick

On the towers and I guess -- is the accounting on those towers sort of up to snuff in terms of how towers trade? Is it all set and you know the profitability and sort of the lease levels on each tower individually, or is that part of what has to be done over the next few months?

Kenneth R. Meyers

No, we have -- we know where the towers are, what leases we have on which towers, all that information is pretty much readily available.

Philip A. Cusick

Okay. Thanks again.

Operator

Thank you. Our next question comes from the line of Sergey Dluzhevskiy with Gabelli & Company. Please proceed with your question.

Sergey Dluzhevskiy

Good morning, guys. Just couple of questions, one on churn reduction. Obviously, announcement is part of your strategy and should help with reduction of churn as you launch these products. But Mary, could you comment a bit on some other actions that you're planning to take during the remainder of the year that you think are going to continue through churn reduction and what are some of the most effective actions that you think are going to take place? And also, Ken and Mary, maybe you could comment a little bit on the M&A activity in the space, kind of your reactions to the recent dual activity? And also, given what's happening in this seconder, why you believe the being the original operator is still a good strategy and there is still room for independent regional care in this consolidating space?

Mary N. Dillon

Okay, Sergey, first of all on churn, yes, we for several months now have been actively working, what I call on the lifecycle strategy and we've developed strong capabilities around using predictive analytics to help us really understand who is likely to churn and why, and also the profitability of that customer. And we put a series of tactics sort of test and learn, and then implement, strategies on tactics on how to predict and then prevent churn for multiple reasons. So, obviously, the iPhone will be an important component of that, but we're absolutely going to continue because not everybody who churns, churns for that reason. And we see good response and good progress as it relates to that as a way to reduce churn. Do you want to give a couple of examples of that Dave?

David C. Kimbell

Yeah, absolutely. We've looked across a variety of different metrics within the data this we have to try to understand the motivations for people to be able to predict when people are going to possibly leave us. The good examples of that are certainly device-driven, based on the device they're on today and other actions they are taking, we're able to predict a highly likelihood of leaving us, and the direct minutes communication of that.

We also find things like minutes used, either low minutes used or high minutes used over time also is a good predictor of churn, and then we're able to come back with simple programs like planned valuation that happens in our stores or online, and we've had high success where we've been able to retain those much higher than the past. So, the analytic tools that we're doing -- in addition to our entire marketing program is centered around the idea of kind of delivering a broader customer experience and understanding of what we bring that's unique to the marketplace, all intended to drive that churn down.

Mary N. Dillon

And that might be a good segue to the second part of the question. I mean there's a lot going on in the industry. We really are focused on our business, and really improving our business and serving our customers. And we believe that by focusing on the markets that we're going to be focusing on going forward, where we have two strong market share positions, and really differentiating ourselves as Dave said, doing things to really make sure that we improve our subscriber trend, our revenue, as well as improve costs over time, are all different levers of the business that we're pulling to make sure that we deliver the returns and have a successful long term business.

Sergey Dluzhevskiy

Thanks. Just one more question on the TDS side. Basically, we're seeing the national carriers rolling out 4G LTE products as kind of wireline replacement products, you are seeing AT&T trying to reach 25% of their wireline customers relocations with LTE, an also Verizon Wireless rolling out HomeFusion. I was wondering if you are seeing any of these services yet in your markets and what are your thoughts as far as these services being competitive threat to wireline and also sounds that that maybe you're taking to combat this potential competition?

Vicki Villacrez

Good morning, this is Vicki. We have not been seeing the effective broadband substitution in our markets. Our porting has been very low, our churn has been very steady, in fact our wireline churn in our residential areas have been slowing. We're really excited with all of the fundamentals that we're seeing. And as you know, we've been pursuing our IPTV and super high speed data strategy rollout that not only does the super high speed data enable our network within our TDS TVs, our TV markets where we have our strongest cable, we're extending that super high speed data farther out into our network. And so we see this as a viable strategy. In addition, I am really excited as well with the broadband stimulus markets that will expand our reach all the way to 97% of our access lines.

Sergey Dluzhevskiy

Okay, thank you.

Operator

Thank you. Our next question comes from the line of Ric Prentiss with Raymond James. Please proceed with your question.

Ric H. Prentiss

Thanks, good morning.

Kenneth R. Meyers

Good morning.

Ric H. Prentiss

I have a couple of questions. First, on the iPhone. Mary we've seen other regional carriers get a pretty quick adoption curb, sometimes 3%, 4% of their base per core coming on. Shenandoah had their call today and said that the iPhones are like 20%, 2 1% of their base set in just a short period of time. If you think about the iPhone, how fast of an adoption are you guys hoping or could you be seeing given the low smartphone percent in your base?

And the other side of the equation, on the churn benefit, we've heard other carriers talk about 20, 40 and even 80 basis points of churn improvement over a period of time. So as you think of the -- why you're carrying it, the high expense, but the benefit, help us understand there a little bit about the adoption curve and what the churn benefits might be?

Mary N. Dillon

Thank you, Ric. Well it's certainly early and we're not even to launch yet. So but we have made this decision because of two things. We know that we will have a quick adoption and good benefit to our churn. And frankly, we also offer great devices from companies like Samsung and Motorola as well, and we like the notion of being able to have a bright new -- with current and future customers. So as we do the Algebra cost at entire equation, we feel good about that over time. Anything you want to add to that?

Steven T. Campbell

No, I think definitely our plans as we thought about the balance of this year and going into next year, we see that it will have a significant impact, both on gross ads as well as pretty quickly we think impacting our churn in this line. But we know that that will have an important impact on our overall subscriber churns.

Ric H. Prentiss

Okay. And then on the guidance, a lot of moving piece there, could you maybe outline for us, particularly on the AIBIT line or however pronouncing that new word these days. How much of the change was related to the de-consolidations versus iPhone, versus lower subs versus higher loss on equipment or at least, rank ordering so we can understand what the bigger drivers were?

Kenneth R. Meyers

So, Ric, on the adjusted income line, when you look at the change guidance to guidance in terms of rank ordering, the impacts associated with offering Apple products would be the biggest factor. New York 1 and 2, I think I mentioned in my prepared comments that, that was probably a $30 million impact. And then just when you look at the trend that we've seen so far this year in LOE overall, there's a bracket for that. But I sort of rank them in that order.

Ric H. Prentiss

Sure. And then you mentioned CapEx was going up to buy LTE at 850. What exactly do you have to buy? Is that more antennas? Is that something in the base station? What exactly are you going to be buying with that increased CapEx?

Kenneth R. Meyers

I think it's more about the base stations.

Ric H. Prentiss

And one other quick one, since we’re getting them fast. The roaming is down, but we should see seasonality still kick in, right? So our roaming will be down year-over-year, I would expect we would probably see increases in the second and third quarter with the seasonality?

Steven T Campbell

Yes, I think you would expect to see normal seasonal trends. There's nothing in our roaming performance or our guidance that reflects that change in what you would normally seasonally. The year-over-year impact that you're see inning the first quarter as we've said is all about renegotiating lower rates.

Ric H. Prentiss

Right. So, it's more rate-related than some kind of over-build that turned the volume up completely?

Steven T Campbell

That's correct. In fact, again, when you drill down into the components, we're actually seeing, still seeing a very significant growth in data usage. As you'd expect, some decline in voice, but data usage is still growing very significantly. The driver here is the rate negotiation that we've done.

Ric H. Prentiss

Great. Thanks a lot.

Jane W. McCahon

Melissa, we have time for one more question.

Operator

Thank you. Our final question will come from the line of James Moorman with S&P Capital IQ. Please proceed with your question.

James G. Moorman

Thanks for taking my question. The first is that you kind of mentioned it with the billing system being completed by the end of the year, you plan to offer a shared data packages. Could you just give a little bit more detail I guess -- or if it's too early, how -- what you look to do in terms of -- with family plans, also sharing devices with individuals? How you kind of look to implement that? If there's any additional costs in offering that or it's pretty much just roll it right out once you complete the billing system? And the second question in regards to what you're seeing about the other devices besides the iPhone, I guess, it's a little embarrassment of riches, but now that you have the S4, which has been popular, is there anything that you're going to look to do to control how you sell more than the other or is it going to be just however the commerce want them? Thanks.

Steven T. Campbell

Great, I'll answer those. First on the shared data and the billing system, as we've discussed in the past, we do plan on rolling out our shared data solution later this year after the billing system is in. The timing we'll share as we get closer. As we will share the specifics around it and what exactly that looks like, but certainly the overall intent is to encourage and to monetize data usage, incur additional adoption of connected devices, which is an area we've had success already, but we will -- we see shared data as an opportunity to really accelerate the growth of our connected devices and to give people more options around different data solutions within their family. So we're excited about that and we feel it will have a really positive impact both on our subscriber trends, as well as our ARPU.

Related to the devices, we do believe that we have a very strong portfolio today. As Mary said, we've launched the S4 this week and have -- while it's obviously early, really pleased with that result so far and our partnership with Samsung, as well as Motorola and the other device manufacturers. We'll let the consumers kind of decide how -- what's right for them. Our key is to make sure that we're offering the right portfolio and the right options, so we can deliver a great customer experience. So we won't be trying to manage that one way or the other, other than our broader efforts to try to manage LOE.

James G. Moorman

Thank you.

Operator

Thank you. We come to the end of our Q&A session. I'd like to turn the floor back over to Ms. McCahon for closing comments.

Jane W. McCahon

Thanks, Melissa. I'd like to thank everybody for joining us. I know we had a lot of folks in the queue for questions, so please follow-up with us for the rest of the day today and hopefully we'll be seeing you at CTIA and other trips that we are taking throughout the quarter. Thank you very much.

Operator

Thank you. This concludes todays teleconference. You may disconnect your lines at this time. Thank you for your participation.